Exhibit 8.1

June 21, 2012

S&T Bancorp, Inc.

800 Philadelphia Street

Indiana, PA 15701-3921

Gateway Bank of Pennsylvania

3402 Washington Road

McMurray, Pennsylvania 15317

Ladies and Gentlemen:

We are tax counsel to S&T Bancorp, Inc. (“S&T”), a Pennsylvania corporation, and have been asked to render an opinion on certain United States federal income tax consequences of the proposed merger (the “Merger”) of Gateway Bank of Pennsylvania (“Gateway ”), a Pennsylvania state-chartered bank, with and into S&T. The Merger is to be carried out in accordance with the Agreement and Plan of Merger, dated as of March 29,2012, between S&T and Gateway (the “Merger Agreement”).

With your permission, we have assumed, for purposes of our opinion, that (1) the Merger will be consummated in accordance with (a) the terms, conditions and other provisions of the Merger Agreement and (b) the descriptions contained in the Form S-4 Registration Statement and the accompanying proxy statement and prospectus prepared in connection with the Merger as amended through the date of this letter (the “Registration Statement”); (2) none of the terms and conditions set forth or described in the Merger Agreement or Registration Statement have been or will be modified in any respect; (3) all of the factual information, descriptions, representations and assumptions set forth or referred to (a) in this letter (an advanced copy of which has been provided to you), (b) in letters to us dated June 21, 2012 from S&T and Gateway, (c) in the Merger Agreement, and (d) in the Registration Statement, are true, accurate and complete, and will be true, accurate and complete at the effective time of the Merger; (4) the Merger Agreement represents the full and complete agreement between S&T and Gateway regarding the Merger; and (5) there are no other written or oral agreements regarding the Merger other than those expressly referred to in the Merger Agreement.

In our examination of such materials, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies. We have not independently verified any factual matters relating to the Merger in connection with or apart from our preparation of this opinion. Accordingly, our opinion does not take into account any matters not set forth in this letter which might have been disclosed by independent verification.

Based on the foregoing, and subject to the qualifications and other matters set forth in this letter, and to the qualifications set forth in the “Material United States Federal Income Tax

S&T Bancorp, Inc.

Gateway Bancorp, Inc.

June 21, 2012

Consequences of the Merger” section of the Registration Statement, it is our opinion that for United States federal income tax purposes:

1.	the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

2.	each holder of Gateway common stock who receives S&T common stock and cash (other than cash in lieu of a fractional share interest in S&T common stock) in the Merger in exchange for the holder’s shares of Gateway common stock will recognize the gain, if any, realized by the holder, in an amount not in excess of the amount of cash received (other than cash received instead of a fractional share interest in S&T common stock), but will not recognize any loss on the exchange; and

3.	holders of Gateway common stock who receive cash instead of a fractional share interest in S&T common stock will recognize gain or loss equal to the difference between the cash received and the portion of the basis of the holder’s shares of Gateway common stock allocable to that fractional share interest.

Our opinion is limited to the foregoing United States federal income tax consequences of the Merger, which are the only matters as to which you have requested our opinion, and you must judge whether the matters addressed herein are sufficient for your purposes. We do not address any other United States federal income tax consequences of the Merger or other matters of federal law and have not considered matters (including state, local or foreign tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States.

Our opinion is based on the understanding that, at the effective time of the Merger, the relevant facts will be as set forth or referred to in this letter. If this understanding is incorrect or incomplete in any respect, our opinion could be affected.

Our opinion is also based on the Code, Treasury Regulations, case law, and Internal Revenue Service rulings as they now exist. These authorities are all subject to change, and any such change may be made with retroactive effect. We can give no assurance that, after any such change, our opinion would not be different. Moreover, our opinion is not binding on the Internal Revenue Service or the courts. We undertake no responsibility to update or supplement this opinion.

This opinion letter is being rendered to S&T and Gateway solely in connection with the filing of the Registration Statement. We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement, and to the use

S&T Bancorp, Inc.

Gateway Bancorp, Inc.

June 21, 2012

of our name under the heading “Material United States Federal Income Tax Consequences of the Merger.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Arnold & Porter LLP